UNIVERSAL SERVICES FEE AGREEMENT

Between

THOMASLLOYD FUNDS

THOMASLLOYD OPTI-flex® FUND

and

THOMASLLOYD GLOBAL ASSET MANAGEMENT (AMERICAS), LLC

This Service Agreement (this “Agreement”) is made as of January 1, 2007, by and between the THOMASLLOYD OPTI-flex® FUND (the “Fund”), a series of the THOMASLLOYD FUNDS, a business trust organized and existing under the laws of the Commonwealth of Massachusetts, operating as an open-end, registered investment company (the “Trust”), and THOMASLLOYD GLOBAL ASSET MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of New York (the "Adviser").

W I T N E S S E T H :

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended; and

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser currently serves as investment adviser to the Fund under that certain Investment Advisory Agreement dated as of December 15, 2006; and

WHEREAS, the Trust desires to retain the Adviser to render particular services, which are separate and distinct from the investment advisory and administrative services provided by the Adviser under that certain Investment Advisory Agreement dated as of December 15, 2006, to the Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

I

SCOPE OF SERVICES TO BE PROVIDED

During the term of this Agreement, the Adviser shall provide the Fund with the following services:

(a)

The payment of all ordinary operating expenses of the Fund, which include, but are not limited to, audit, transfer agency, legal, printing, postage, custody, insurance, and registration expenses.  Such ordinary operating expenses do not, however, include any management fees, distribution (Rule 12b-1) fees, brokerage costs, borrowing costs (such as interest and dividends on securities sold short), taxes, expenses of investing in other investment companies, and extraordinary expenses.

(b)

Assistance with the administrative affairs of the Fund including, but not limited to, the selection, engagement and monitoring of other service providers.

II

COMPENSATION

The Fund shall pay the Adviser a fee, based on the value of the net assets of the Fund determined in accordance with the Trust's Declaration of Trust, and computed as follows:

(a)

The annual universal services fee (the "Fee") shall be equal to the sum of 0.65% of the Funds’ first $20 million in average net assets, 0.50% of average net assets between $20 million and $100 million, and 0.25% of average net assets over $100 million.

(b)

The amounts due to the Adviser in payment of the Fee set forth above will be accrued daily and shall be paid to the Adviser in pro rata monthly installments due and payable on the first business day of each calendar month.

III

DURATION AND TERMINATION

(a)

The term of this Agreement shall begin on the date first written above and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of one year.  Thereafter, this Agreement shall continue in effect from year to year; provided that, (a) such continuation shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party and (b) the Adviser shall not have notified the Fund, in writing, at least 60 days prior to the expiration of any term of this Agreement that it does not desire such continuation.  The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

(b)

This Agreement may not be amended, transferred, “assigned” (as that term is used in the Investment Company Act of 1940, as amended, and the rules thereunder), sold or in any manner hypothecated or pledged, without the affirmative vote of a majority of the outstanding voting securities of the Fund, and this Agreement shall automatically and immediately terminate in the event of its assignment.

(c)

Notwithstanding anything to the contrary stated in this Section III, this Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days' notice in writing to the other party; provided, that, in the case of termination by the Fund, such action shall have been authorized by resolution of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund.

IV

MISCELLANEOUS

(a)

The Adviser may act as investment adviser to, and may provide management services for, other investment companies and may engage in businesses that are unrelated to investment companies without limitation, provided the performance of such services and the transaction of such businesses does not impair the Adviser's performance of its obligations under this Agreement.

(b)

The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or gross negligence of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

(c)

The Trustees, officers, employees and agents of the Trust shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

(d)

Except to the extent the provisions of this Agreement are governed by federal law, they shall be governed by the laws of New York, without reference to its choice of law rules.

(e)

This Agreement represents the entire agreement between the parties hereto.

(f)

This Agreement may be executed in two or more counterparts, each of which shall be considered an original.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

THOMASLLOYD GLOBAL ASSET MANAGEMENT, LLC

By: __/s/____ Greg Khan___________
      Name: Greg Kahn
      Title:  General Counsel

THOMASLLOYD FUNDS

By: __/s/____ Jerry Szilagyi ___________
     Name:  Jerry Szilagyi
     Title: President